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                                                                   Exhibit 99(f)
                                   FORM OF
                               ESCROW AGREEMENT

     ESCROW AGREEMENT, between First Coastal Corporation (the "Company") and Mellon Bank, N.A. (the "Escrow Agent"), dated as of June __, 1996.

     WHEREAS, the Company has entered into a Subscription Agent Agreement (the "Subscription Agent Agreement") with Chemical Mellon Shareholder Services, L.L.C. (the "Subscription Agent"), pursuant to which the Subscription Agent will perform certain services for the Company in connection with the proposed offering (the "Offering") by the Company of 750,000 shares of common stock, par value $1.00 per share, of the Company; and

     WHEREAS, pursuant to the Subscription Agent Agreement, the Company and the Subscription Agent have agreed to establish an escrow account on behalf of the Company with the Escrow Agent;

     NOW, THEREFORE, it is agreed as follows:

     1. DEFINITIONS. Capitalized terms used herein, and not otherwise defined, shall have their respective defined meanings as set forth in the Prospectus, dated June __, 1996, relating to the Offering.

     2. ESCROW AGENT. The Escrow Agent agrees to maintain an escrow account on behalf of the Company entitled the "Rights Offering and the Community Offering Escrow Account" (the "Escrow Account"). The Subscription Agent shall promptly deposit payments (by wire transfer) with the Escrow Agent which are submitted to and received by the Subscription Agent in connection with the Rights Offering and the Community Offering.

     3. NONINTEREST BEARING ACCOUNT. All funds received by the Escrow Agent from the Subscription Agent (the "Escrow Funds") shall be held by the Escrow Agent in accordance with the terms hereof in a noninterest bearing account maintained by the Escrow Agent as directed by the Company.

     4. DELIVERY OF ESCROW FUNDS. Upon written instructions received by the Escrow Agent from the Company, the Escrow Agent shall mail or wire the Escrow Funds as directed by the Company.

     5. DISCHARGE OF ESCROW AGENT/NO THIRD PARTY BENEFICIARIES. Upon completion by the Escrow Agent of the performance of its duties hereunder, the Escrow Agent shall be discharged of all duties and obligations hereunder. This Agreement shall not operate to create any right or benefit to any third party. This Agreement will terminate on October 1, 1996, unless otherwise earlier terminated by the Company or by the mutual agreement of the parties.

     6. FEES. The Company agrees to pay the Escrow Agent a fee of $1,000.00 for all services rendered in accordance with the terms hereof. The Company also agrees to reimburse the Escrow Agent for any reasonable out-of-pocket expenses, including reasonable attorneys' fees and expenses, incurred in the administration and performance of its duties.

     7. INDEMNIFICATION. The Company agrees to indemnify and hold harmless the Escrow Agent from any and all claims, suits, actions, proceedings, judgments, damages, liabilities, losses and other expenses (including reasonable attorneys' fees and expenses) arising out of or based upon any act or omission by the Escrow Agent in connection with the acceptance of or performance of its duties hereunder, except to the extent any claims, suits, actions, proceedings, judgments, damages,

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liabilities, losses and other expenses are found in a final judgment by a court to have resulted from the Escrow Agent's gross negligence or willful misconduct. The Escrow Agent shall be fully protected in acting in reliance upon any written notice, statement or letter from the Company or the Subscription Agent believed by the Escrow Agent in good faith to be genuine. The Escrow Agent shall have no duties except those expressly set forth herein.

     8. NOTICES. Notices shall be given by first class mail, postage prepaid or by telecopy, confirmed as to transmission, as follows: (a) to the Escrow Agent at Mellon Bank, N.A., Two Mellon Bank Center, Room 325, Pittsburgh, Pennsylvania 15259, attention: Claire Seidener; telecopy number (412) 234-9196, and (b) to the Company at First Coastal Corporation, 36 Thomas Drive, Westbrook, Maine 04092, attention: Gregory T. Caswell; telecopy number (207) 828-4680.

     9. ENTIRE AGREEMENT; AMENDMENT; ASSIGNMENT; HEADINGS. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. This Agreement shall not be assignable by either party without the prior written consent of the other party hereto. Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

     10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maine applicable to contracts executed in and to be performed in that State (but not including the choice of law rules thereof).

     11. COUNTERPARTS. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

     12. BINDING EFFECT. Subject to the provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date above written.

                                   FIRST COASTAL CORPORATION

                                   By:
                                      ------------------------------------
                                   Title:  President and Chief Executive Officer



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                                   MELLON BANK, N.A.

                                   By:
                                      ---------------------------
                                   Title:
                                         ------------------------

ACKNOWLEDGED:

CHEMICAL MELLON SHAREHOLDER SERVICES, L.L.C.

By:
     ---------------------------------------
Title:
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